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                                                                    EXHIBIT 99.2


                                PRESS RELEASE


                   JOHNSTON INDUSTRIES AND JUPITER NATIONAL
                               REACH AGREEMENT


         NEW YORK, NY, August 16, 1995 - Johnston Industries, Inc. (NYSE:JII) announced today that an agreement had been reached with Jupiter National, Inc. (AMEX:JPI).

         Jupiter National announced this morning that the parties had agreed on a merger pursuant to which public shareholders of Jupiter will receive cash for their shares. The price, Jupiter announced, is to be $32.875, per share, in cash subject to adjustment based upon the market value of certain securities held by Jupiter on a date close to the date the merger proxy statement is mailed to Jupiter shareholders. If this adjustment had been made as of the close of business on August 15, 1995, the merger consideration would have been $31.593 per share. The merger is subject to approval by Jupiter National shareholders.

         In response to the Jupiter National announcement, David L. Chandler, Chairman and Chief Executive Officer of Johnston Industries, stated: "I am pleased to announce that an agreement has been entered into by Jupiter National and Johnston Industries under which the minority shares of Jupiter will be acquired on terms fair to the shareholders of both companies."

         Johnston currently owns 54.8 percent of the outstanding shares of Jupiter National. Jupiter owns Wellington Sears Company, which operates eight plants and is one of the oldest names in the textile industry.

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         Mr. Chandler has now been reinstated as both Chairman and Chief
Executive Officer of Jupiter National and Wellington Sears Company.

         According to Gerald B. Andrews, President and Chief Operating Officer of Johnston Industries, the merger is expected to be completed this Fall. He also remarked: "Jupiter and Wellington Sears Company will remain separate companies as they have in the past, with Johnston assisting Wellington Sears with its operations. We anticipate that the operations of Johnston and our cooperation with Wellington Sears will continue as it has been to date, although we look forward to a closer relationship following the merger."

         A spokesman for the Special Committee of Independent Directors, commented that he was pleased that Johnston and Jupiter had been able to agree upon a transaction which was fair and in the best interests of the shareholders of both companies. Jupiter announced that the Special Committee and the Board of Directors of Jupiter had unanimously approved the merger agreement.

         In light of the agreement, Rainer H. Bosselmann has resigned as President of Jupiter National and as a director of Jupiter, and Johnston Industries and related companies.

         All litigation between the two companies is being withdrawn.

         Johnston Industries, Inc., a diversified manufacturer of textile fabrics, produces woven and nonwoven textiles primarily for the industrial and home furnishings markets and, to a lesser extent, for the basic apparel and automotive sectors.